EXHIBIT 10.26

Portions Subject to Confidential Treatment Request Under Rule 406

BAYLOR COLLEGE OF MEDICINE

APPLIED VETERINARY SYSTEMS, INC.

VALENTIS, INC.

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made and entered into on this 26th day of June, 2000 the (“Effective Date”), by and among Baylor College of Medicine (“BAYLOR”), a Texas non-profit corporation having its principal place of business at One Baylor Plaza, Houston, Texas 77030, Applied Veterinary Systems, Inc., a Delaware corporation having its principal office at 1709 Dryden, Suite 901, Houston, Texas 77030 (hereinafter referred to as “AVS”) and Valentis, Inc., a Delaware corporation having its principal place of business at 863A Mitten Road, Burlingame, California 94010 (hereinafter referred to as “VLTS”).

WITNESSETH:

WHEREAS, BAYLOR, and VLTS are co-owners of the Jointly Owned Patent Rights and Joint Technology Rights as defined below; and

WHEREAS, VLTS is successor in interest to GeneMedicine; and

WHEREAS, VLTS has rights (with rights to sublicense) pursuant to the First Amendment and Restatement of License Agreement dated March 7, 1994 and effective September 16, 1992 between BAYLOR and GeneMedicine to the Sublicensed Patent Rights and Sublicensed Technology Rights as defined below (the “BAYLOR/VLTS Agreement”); and

WHEREAS, VLTS owns individually certain rights to the VLTS Patent Rights, VLTS Technology Rights and VLTS Improvements, as defined below, which AVS desires to license; and

WHEREAS, BAYLOR, and VLTS are willing to grant to AVS and AVS desires to obtain worldwide, royalty-bearing licenses to employ the Jointly Owned Patent Rights, Joint Technology Rights, Sublicensed Patent Rights, Sublicensed Technology Rights, VLTS Patent Rights, VLTS Technology Rights, VLTS Improvements and Baylor Improvements licensed in this Agreement and to make, use, sell, have made and otherwise market and commercialize Licensed Products and VLTS Licensed Products as defined below; and

WHEREAS, BAYLOR, and VLTS sometimes negotiate licenses for the rights to market and commercialize the technology they develop to third parties in exchange for the receipt of equity (such as stock or partnership interests) and accept a royalty which is reduced from the royalty which they would receive were no such equity negotiated for and received.

NOW, THEREFORE, in consideration of the mutual promises and obligations hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto stipulate and agree as follows:

ARTICLE 1

DEFINITIONS

1.1                           “Applicable Laws” shall mean all local, state, federal and foreign governmental laws, orders, rules, decrees or regulations.

1.2                           “AVS Common Stock” is as defined in Section 3.7.

1.3                           “AVS New Technology” shall mean any technology reduced to practice by AVS that involves the delivery of genes or gene products into a cell.

1.4                           “AVS Option” is as defined in Section 5.2.

1.5                           “AVS VLTS Improvements” shall mean any modifications, variations and improvements to the VLTS Patent Rights, whether patentable or not, that are reduced to practice by AVS and which, if unlicensed, would infringe one or more claims of the VLTS Patent Rights.

1.6                           “Baylor Founders” shall mean those individuals listed in Schedule 1.6.

1.7                           “Baylor Improvements” shall mean any modifications, variations and improvements to the Joint Technology Rights, whether patentable or not, that, during the year between the Effective Date and the first anniversary of the Effective Date, are (i) conceived or reduced to practice, (ii) are owned by BAYLOR or become property of BAYLOR and (iii) arise out of work performed in a laboratory at BAYLOR that is under the direct supervision of the Baylor Founders.

1.8                           “BAYLOR/VLTS Agreement” is as defined in the third Whereas clause.

1.9                           “Confidential Information” shall mean any proprietary and secret ideas, proprietary technical information, know-how and proprietary commercial information or other similar proprietary information.

1.10                     “Field of Interest” shall mean the use of genes within the Growth Hormone Axis (as defined below) for therapeutic and growth applications in livestock and companion animals.

1.11                     “First Commercial Sale” shall mean the first sale of a Licensed Product or VLTS Licensed Product, as the case may be, to a third party for commercial use (i.e. not for review, evaluation or testing of the Licensed Product or VLTS Licensed Product).

1.12                     “Funded Technology” is as defined in Section 8.1.

1.13                     “Growth Hormone Axis” for the purposes of this Agreement, shall mean a gene and the corresponding gene product that directly affects growth by influence of a growth hormone or an upstream or downstream effector of GHRH, GH, IGF-I, somatostatin or CCK.

1.14                     “Indemnified Parties” is as defined in Section 6.6.

1.15            “Joint Technology Rights” shall mean all technology, plasmids, biological materials, compounds, know-how, methods, documents, materials, tests and confidential information related to the technology, in each case owned or controlled by BAYLOR and/or VLTS, as of the Effective Date, used in the practice of the Jointly Owned Patent Rights.

1.16                           “Jointly Owned Patent Rights” shall mean the United States Patent Application entitled “Growth Hormone Releasing Hormone Expression System and Methods of Use, Including Use in Animals” US Patent Application Serial No. 09/122,171, filed July 24, 1998, (owned jointly by VLTS and BAYLOR) and any and all divisions, reissues, re-examinations, renewals, continuations, and extensions thereof, any United States patent which issues from any such pending applications and all other counterpart, pending or issued patents in all other countries.

1.17                           “Licensed Product” shall mean any product or service that is made, used, imported, marketed or sold using all or any part of the Licensed Subject Matter in the Field of Interest.

1.18                     “Licensed Subject Matter” shall mean (i) Jointly Owned Patent Rights, (ii) Sublicensed Patent Rights, (iii) Joint Technology Rights, (iv) Sublicensed Technology Rights and (v) Baylor Improvements.

1.19                           “Net Sales” shall mean all monies and equivalent goods and services actually received by AVS or its sublicensees from the manufacture, use, sale, lease or other commercial exploitation of Licensed Products less the following:

(a)                                  any credits or refunds actually granted to customers for the return of Licensed Products that were previously sold;

(b)                                 any separately identified sales, use, excise or similar taxes and custom duties or other governmental charges imposed upon the importation or sales of Licensed Products or except for taxes on income;

(c)                                  any separately identified charges for transportation, packing, insurance, shipping or handling which are directly associated with sales of Licensed Products; and

(d)                                 in the event that AVS is required to pay a royalty to an unrelated third party in order to make, use or sell a Licensed Product, such amounts actually paid to such third party; provided, however, in no event shall the reduction due to royalties paid to other parties exceed ****** of the “Net Sales” amount as calculated prior to such reduction.

If Licensed Products are sold in combination with other products or as part of a product then the Net Sales for such combined products shall be the price paid by the third party purchaser for the combined product times a fraction the numerator of which is the cost of producing the License Product and the denominator of which is the cost of producing the entire combined product.

Notwithstanding the foregoing, Net Sales shall not include monies and equivalent goods and services (“Payments”) received from a sponsor for research and development programs for development, including testing, of new vector or gene delivery technologies,  new products, or refinements to AVS’ existing methodologies to deliver the GHRH gene; provided, however, Net Sales shall include Payments for any research and development programs if the product or results of such research and development programs can be or is manufactured, used, sold, leased or otherwise commercially exploited by any sponsor of such research and development programs without making additional Payments or if any additional Payments are below the fair market value of such product or services.

1.20            “Sublicensed Patent Rights” shall mean the rights of VLTS to:

(a)  US Patent Application entitled “Method for the Identification of Synthetic Cell or Tissue-Specific Transcriptional Regulatory Regions” US Patent Application Serial No. 60/052,403, filed July 14, 1997;

(b)  US Patent entitled “Myogenic Vector Systems” US Patent No. 5,298,422; issued March 29, 1994; and

(c)  and any and all divisions, reissues, re-examinations, renewals, continuations, and extensions thereof, any United States patent which issues from any such pending applications and all other counterpart, pending or issued patents in all other countries.

1.21            “Sublicensed Technology Rights” shall mean all technology, plasmids, biological materials, compounds, know-how, methods, documents, materials, tests and confidential information related to the technology, owned or controlled by BAYLOR or VLTS, as of the Effective Date, used in the practice of the Sublicensed Patent Rights.

1.22                     “VLTS Improvements” shall mean any modifications, variations and improvements of the VLTS Patent Rights, whether patentable or not, that are reduced to practice by VLTS and which, if unlicensed, would infringe one or more claims of the VLTS Patent Rights.

1.23                     “VLTS Licensed Product” shall mean any product or service that is made, used, marketed or sold using all or any part of the VLTS Licensed Subject Matter in the Field of Interest; provided, however, if a product or service is a “Licensed Product” as defined in Section 1.17 above, the product or service shall not be a “VLTS Licensed Product.”

1.24                     “VLTS Licensed Subject Matter” shall mean (i) VLTS Patent Rights (ii) VLTS Technology Rights and (iii) VLTS Improvements.

1.25                     “VLTS Net Sales” shall have the same meaning as “Net Sales” except that all references therein to “Licensed Product” shall be deemed to refer to “VLTS Licensed Products.”

1.26                     “VLTS Option” is as defined in Section 5.1.

1.27            “VLTS Patent Rights” shall mean US Patent entitled “Formulated Nucleic Acid Composition and the Method of Administering the Same” US Patent No. 6,040,295; issued March 21, 2000 (“the PVP Patent”), and any and all divisions, reissues, re-examinations, renewals, continuations, and extensions thereof, any United States patent which issues from any such pending applications and all other counterpart, pending or issued patents in all other countries.

1.28                     “VLTS  Technology Rights” shall mean all technology, plasmids, biological materials, compounds, know-how, methods, documents, materials, tests and confidential information related to the technology, in each case owned or controlled by VLTS, as of the Effective Date, used in the practice of the VLTS Patent Rights.

ARTICLE 2

GRANT OF LICENSES

2.1                                 License to Jointly Owned Patent Rights and Joint Technology Rights.  Subject to all of the terms and conditions of this Agreement, effective as of the Effective Date, BAYLOR and VLTS each hereby grant to AVS a royalty-bearing, worldwide, exclusive license in the Field of Interest to the Jointly Owned Patent Rights and the Joint Technology Rights with rights to develop, make and have made, use, sell, market, import, distribute and otherwise commercially exploit Licensed Products.

2.2                                 License to Sublicensed Patent Rights and Sublicensed Technology Rights.  Subject to all of the terms and conditions of this Agreement, effective as of the Effective Date, VLTS hereby grants to AVS a royalty-bearing, worldwide, exclusive sublicense in the Field of Interest to the Sublicensed Patent Rights, and the Sublicensed Technology Rights, with rights to develop, make and have made, use, sell, market, import, distribute and otherwise commercially exploit Licensed Products.

2.3                                 License to VLTS Patents, VLTS Technology and VLTS Improvements. Subject to all of the terms and conditions of this Agreement, effective as of the Effective Date, VLTS hereby grants to AVS a royalty-bearing, worldwide, nonexclusive license in the Field of Interest to the VLTS Patent Rights, VLTS Technology Rights and VLTS Improvements with rights to develop, make and have made, use, sell, market, import, distribute and otherwise commercially exploit VLTS Licensed Products; provided that VLTS does not need to notify AVS of any VLTS Improvements.

2.4                                 License to Baylor Improvements.  Subject to all of the terms and conditions of this Agreement, effective as of the Effective Date, BAYLOR hereby grants to AVS a royalty-bearing, worldwide, exclusive license in the Field of Interest to the Baylor Improvements with rights to develop, make and have made, use, sell, market, import, distribute and otherwise commercially exploit Licensed Products.

2.5                           AVS VLTS Improvements.  Subject to all of the terms and conditions of this Agreement, effective as of the Effective Date, AVS grants to VLTS a royalty-free, exclusive, worldwide license outside the Field of Interest to make, have made, use and sell AVS VLTS Improvements.  VLTS shall not have the right to make, have made, use or sell AVS VLTS Improvements in the Field of Interest.

2.6                                 Rights Reserved by BAYLOR.  The grants in Sections 2.1, 2.2 and 2.4 shall be further subject to, restricted by and non-exclusive with respect to:

(a)                                  the use of the Licensed Subject Matter by BAYLOR for non-commercial research, patient care, teaching and other educationally related purposes;

(b)                                 any non-exclusive license to the Licensed Subject Matter that BAYLOR is required by law or regulation to grant to the United States of America or to a foreign state pursuant to an existing or future treaty with the United States of America; and

(c)                                  the use of the Joint Technology Rights and Jointly Owned Patent Rights by the Baylor Founders for non-commercial research purposes at academic or research institutions.

2.7                                 Right to Sublicense.  Subject to all the terms and conditions of this Agreement, effective as of the Effective Date, BAYLOR and VLTS each hereby grant to AVS the right to enter an agreement or agreements to sublicense the license and rights granted in Sections 2.1, 2.2 and 2.4 hereof.

All sublicenses granted by AVS of its rights hereunder shall be subject to the terms of this Agreement.  AVS shall be responsible for its sublicensees and shall not grant any rights which are inconsistent with the rights granted to and obligations of AVS hereunder.  Any act or omission of a sublicensee which would be a breach of this Agreement if performed by AVS shall be deemed to be a breach by AVS of this Agreement.  If after receiving notice of a sublicensee’s breach from BAYLOR or VLTS, AVS fails to take appropriate action to require such sublicensee to remedy the breach related to such act or omission, including termination of the sublicense, BAYLOR or VLTS may terminate the applicable license granted herein.  Each sublicense agreement granted by AVS shall include an audit right by BAYLOR and/or VLTS of the same scope as provided in Article 4 hereof with respect to AVS.  No such sublicense agreement shall contain any provision which would cause it to extend beyond the term of this Agreement.  AVS shall give BAYLOR and VLTS prompt notification of the identity and address of each sublicensee with whom it concludes a sublicense agreement and shall supply BAYLOR and VLTS with a copy of each such sublicense agreement.

ARTICLE 3

CONSIDERATION

3.1                                 Royalty to BAYLOR.  As part of the consideration for BAYLOR’s grant of the licenses specified in Article 2, AVS agrees to pay BAYLOR a royalty of ****** of Net Sales.

3.2                                 Royalty to VLTS. As part of the consideration for VLTS’ grant of the licenses and sublicense specified in Article 2, AVS agrees to pay VLTS a royalty of ****** of Net Sales.

3.3                                 Royalty to VLTS For VLTS Licensed Products. As part of the consideration for the grant of the licenses specified in Article 2, AVS agrees to pay VLTS a royalty of ****** of VLTS Net Sales.

3.4                                 Royalty Reduction If No Patent.  In the event that a sale of a Licensed Product is not covered by patent rights within the Jointly Owned Patent Rights or Sublicensed Patent Rights during the term of this Agreement, the royalty owed hereunder pursuant to each of Sections 3.1 and 3.2 shall be reduced by ******.  Provided, however, if in such case the Licensed Products includes only Joint Technology Rights or Sublicensed Technology Rights that have been publicly disclosed by BAYLOR pursuant to Section 7.7(f), AVS shall not be obligated to pay any royalties on such Licensed Products.

3.5                                 Exceptions to VLTS Royalty Obligations.  VLTS shall not be obligated to pay BAYLOR a royalty pursuant to the BAYLOR/VLTS Agreement, on revenues received by VLTS from AVS under the licenses granted in herein.

3.6                                 Stock Consideration to BAYLOR.  If BAYLOR had not received the equity interest in AVS in the form of stock as described below, BAYLOR would have insisted upon and received a greater royalty and, in consideration and in exchange for (i) property constituting good and valuable consideration, including, but not limited to, the Licensed Subject Matter, and (ii) the reduced royalty consideration provided in Section 3.1, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, AVS has issued to BAYLOR for itself and on behalf of the persons and entities listed on Schedule 3.6, an aggregate of 633,333 shares of AVS common stock, $.001 par value (the “AVS Common Stock”) as indicated on Schedule 3.6.

3.7                                 Stock Consideration to VLTS.  In partial consideration of the license and sublicenses received from VLTS, AVS has issued to VLTS 316,667 shares of the AVS Common Stock in accordance with the Stock Issuance Agreement in Schedule 3.7.

3.8                                 Payment of BAYLOR Patent Costs.  AVS shall pay all unreimbursed costs incurred by BAYLOR prior to the Effective Date incident to the filing of the Jointly Owned Patent Rights.

3.9                                 No Other Royalty or Stock Consideration.  AVS shall not have any obligation to pay any other royalties or issue any other stock, other than as provided in this Article 3, in consideration of the licenses granted herein.

ARTICLE 4

ACCOUNTING AND RECORDS

4.1                                 Royalty Payment.  At the close of each quarter of AVS’ fiscal year, the Net Sales and VLTS Net Sales for the quarter shall be computed, and the royalties earned thereon shall be paid to BAYLOR and VLTS within sixty (60) days after the close of the quarter.  In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the tenth (10th) day following the due date thereof, calculated at the annual rate of the sum of (a) ****** plus (b) the prime interest rate quoted by The Wall Street Journal on the date said payment is due, the interest being compounded on the last day of each calendar quarter, provided, however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations.  Each such royalty payment when made shall be accompanied by all interest so accrued.  Said interest and the payment and acceptance thereof shall not negate or waive the right of BAYLOR or VLTS to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment.

4.2                                 Royalty Report.  With each royalty payment, AVS shall furnish to BAYLOR and VLTS a written accounting report relating to the quarter stating the Net Sales, and for VLTS also the VLTS Net Sales, royalties due and royalties paid.

4.3                                 Written Records.  AVS agrees to keep and maintain and to require all of its sublicensees to keep and maintain written records with respect to its operations pursuant to this Agreement in sufficient detail to enable BAYLOR and VLTS or its designated accountants to compute the amount of royalties payable to BAYLOR and VLTS and further agrees to permit the records to be examined from time to time, on reasonable notice during normal business hours to the extent necessary to verify the amount of royalties due hereunder.  BAYLOR and/or VLTS shall pay the costs of the examination unless a discrepancy of greater than five percent (5%) in royalties due is present, in which case AVS shall reimburse BAYLOR and/or VLTS for the examination expenses.  All the records shall be kept for four (4) years after the royalty period to which the records relate.

4.4                                 Payment in U.S. Dollars.  All payments shall be paid in United States dollars, without deduction of exchange, collection or other charges, to BAYLOR and VLTS by check, or to the account of BAYLOR and VLTS at such bank as BAYLOR or VLTS may from time to time designate by notice to AVS.  All royalty payments shall be converted from the currency of the country of sale to United States dollars using the exchange rate quoted by The Wall Street Journal on the last business day of the period for which the royalty is paid.

4.5                                 Foreign Restrictions On Payment.  If governmental regulations prevent remittance from any foreign country of any amounts due in respect of Net Sales or VLTS Net Sales in that country in United States  Dollars, AVS shall so notify BAYLOR and VLTS in writing and, subject to the remainder of this Section 4.5, any obligation under this Agreement to make payments in respect of Net Sales in that country shall be suspended (but the amounts due but not paid shall continue to accrue) without interest until such remittances are possible; provided, however, that notwithstanding the foregoing BAYLOR and/or VLTS shall have the right, at any time and from time to time, upon written notice to AVS, to direct AVS either to pay such funds in any such country in the local currency or to liquidate such currency at available rates and pay the liquidated amounts to BAYLOR and/or VLTS.  Any such payment by AVS in accordance herewith shall be deemed to be payment in full of the amounts so paid or liquidated, and AVS shall have no further liability to BAYLOR or VLTS for any action taken in accordance with BAYLOR and/or VLTS’ instructions pursuant to this Section 4.5.

4.6                                 Payment Addresses.  All payments and reports shall be sent to the addresses listed in Section 15.1.

ARTICLE 5

OPTION TO AVS TECHNOLOGIES

5.1                                 New Technology Option.  AVS hereby grants to VLTS an option to negotiate a non-exclusive, royalty bearing, worldwide license to make, have made, use and sell the AVS New Technology (the “VLTS Option”) in the field of human therapeutics.  The VLTS Option shall expire twenty-four (24) months after the Effective Date.

5.2                                 Gene Switch Technology.  VLTS hereby grants to AVS an option to negotiate a non-exclusive, royalty bearing, worldwide license to make, have made, use and sell VLTS’ proprietary “GeneSwitch technology” (the “AVS Option”) for the use of genes within the Growth Hormone Axis in the Field of Interest.  The AVS Option shall expire twenty-four (24) months after the Effective Date.

5.3                                 Option Exercise Procedures.  To exercise either of the options in Sections 5.1 and 5.2, the option holder must give written notice to the party granting the option prior to the option’s expiration.  Upon such exercise the parties shall diligently and in good faith negotiate the terms of the license.  The terms shall include a commercially reasonable royalty and such other terms as are customarily included in such a license.

ARTICLE 6

WARRANTIES, REPRESENTATIONS, INDEMNITY AND INSURANCE

6.1                                 BAYLOR and VLTS Representations.

(a)  BAYLOR hereby represents and warrants that, (i) it is the owner of or has the right to license the Licensed Subject Matter, existing as of the Effective Date; (ii) it has the right to license the Licensed Subject Matter as contemplated herein; and (iii) other than the grants set forth herein, including, without limitation, for or to the United States of America, or for or to a foreign state, it has not encumbered, restricted, transferred or otherwise burdened its rights to the Licensed Subject Matter in the Field of Interest; and

(b)  VLTS hereby represents and warrants that, (i) it is the owner of or has the right to license the Licensed Subject Matter and the VLTS Licensed Subject Matter, existing as of the Effective Date; (ii) it has the right to license the Licensed Subject Matter and the VLTS Licensed Subject Matter as contemplated herein; and (iii) it has not encumbered, restricted, transferred or otherwise burdened its rights to the Licensed Subject Matter and the VLTS Licensed Subject Matter in the Field of Interest.

6.2                                 DISCLAIMER OF WARRANTY.  WITH THE EXCEPTION OF SECTION 6.1, BAYLOR AND VLTS EACH MAKE NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS OR MERCHANTABILITY, REGARDING OR WITH RESPECT TO THE LICENSED SUBJECT MATTER, THE VLTS LICENSED SUBJECT MATTER, LICENSED PRODUCTS, VLTS LICENSED PRODUCTS OR OTHER RIGHTS TRANSFERRED HEREUNDER.  BAYLOR AND VLTS EACH MAKE NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, OF THE

PATENTABILITY, USE OR OTHER APPLICATION OF THE LICENSED SUBJECT MATTER, THE VLTS LICENSED SUBJECT MATTER, LICENSED PRODUCTS, VLTS LICENSED PRODUCTS OR OTHER RIGHTS TRANSFERRED HEREUNDER IN THE FIELD OF INTEREST OR OF THE VALIDITY OR ENFORCEABILITY OF ANY PATENTS ISSUING THEREUPON, IF ANY, OR THAT THE LICENSED SUBJECT MATTER, THE VLTS LICENSED SUBJECT MATTER, LICENSED PRODUCTS, VLTS LICENSED PRODUCTS OR OTHER RIGHTS TRANSFERRED HEREUNDER ARE OR SHALL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER RIGHTS OF THIRD PARTIES.  BAYLOR AND VLTS EACH MAKE NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, AS TO THE LIKELIHOOD OF THE SUCCESS OF ANY RESEARCH, DEVELOPMENT, TESTING, MARKETING OR OTHER UTILIZATION OF THE LICENSED SUBJECT MATTER, THE VLTS LICENSED SUBJECT MATTER, LICENSED PRODUCTS, VLTS LICENSED PRODUCTS OR OTHER RIGHTS TRANSFERRED HEREUNDER.

6.3                                 AVS Representations.  AVS hereby represents and warrants that:

(a)  it is a corporation duly organized and in good standing under the laws of the State of Delaware;

(b)  it is qualified to do business and in good standing in the State of Texas and elsewhere as the nature of its business and properties so require;

(c)                                  the execution, delivery and performance of this Agreement by AVS and the consideration provided for herein has been duly authorized by all necessary corporate action;

(d)                                 it has the full power and authority to enter into and carryout its obligations under this Agreement; and

(e)                                  the AVS Common Stock to be issued pursuant to this Agreement has been duly authorized and upon issuance, pursuant to the terms hereof and for the consideration herein set forth, will be validly issued, fully paid and non-assessable.

6.4                                 Indemnification by VLTS.  VLTS agrees to indemnify and hold AVS and its officers, employees, agents and representatives, harmless from any liabilities, costs and expenses (including attorneys’ fees and expenses), obligations or causes of action arising out of or related to any breach of the representations and warranties made by VLTS herein.

6.5                                 Indemnification by AVS Regarding Representations.  AVS agrees to indemnify and hold BAYLOR and VLTS and each of their respective officers, trustees, faculty, employees, agents and representatives, harmless from any liabilities, costs and expenses (including attorneys’ fees and expenses), obligations or causes of action arising out of or related to any breach of the representations and warranties made by AVS herein.

6.6                                 Indemnification by AVS Regarding Licensed Products.

(a)                                  AVS agrees to protect, defend, indemnify and hold BAYLOR, each of the entities with which it is or will be in the future affiliated with respect to the invention or development of Licensed Subject Matter or VLTS Licensed Subject Matter and each of BAYLOR’s officers, directors, trustees, faculty, employees, agents and representatives (“Baylor Indemnified Parties”) harmless from and against, and to pay any and all losses, liabilities, claims, demands, causes of action, lawsuits, or other proceedings (whether in contract, tort, strict liability or otherwise), fines, assessments, damages or any other amounts of whatever nature that any of the Baylor Indemnified Parties may sustain or incur, including all attorneys’ fees and court costs, as a consequence of any third party’s (including, but not limited to, AVS’ officers, directors, employees, agents, consultants, representatives or servants) claims and demands arising from any use, testing, operation, sale or manufacture, by AVS or its sublicensees, of the Licensed Subject Matter, VLTS Licensed Subject Matter, the Licensed Products, the VLTS Licensed Products or products derived therefrom, except as to the extent such claims, causes of action, law suits or other proceedings and the costs (including attorneys’ fees) related thereto arise from the gross negligence or intentional misconduct of any of the Baylor Indemnified Parties.

(b)                                 AVS agrees to protect, defend, indemnify and hold VLTS and each of VLTS’ officers, directors, trustees, faculty, employees, agents and representatives (“VLTS Indemnified Parties”) harmless from and against, and to pay any and all losses, liabilities, claims, demands, causes of action, lawsuits, or other proceedings (whether in contract, tort, strict liability or otherwise), fines, assessments, damages or any other amounts of whatever nature that any of the VLTS Indemnified Parties may sustain or incur, including all attorneys’ fees and court costs, as a consequence of any third party’s (including, but not limited to, AVS’ officers, directors, employees, agents, consultants, representatives or servants) claims and demands arising from any use, testing, operation, sale or manufacture, by AVS or its sublicensees, of the Licensed Subject Matter, VLTS Licensed Subject Matter, the Licensed Products, the VLTS Licensed Products or products derived therefrom, except as to the extent such claims, causes of action, law suits or other proceedings and the costs (including attorneys’ fees) related thereto arise from the gross negligence or intentional misconduct of any of the VLTS Indemnified Parties.

6.7                                 Indemnification Procedures.

(a)                                  A Baylor Indemnified Party or VLTS Indemnified Party will promptly notify AVS in writing of notice of any claims or the commencement of any action, if a claim in respect thereof is to be made against AVS under Section 6.6.  The Baylor Indemnified Party’s or VLTS Indemnified Party’s failure to notify AVS will not relieve AVS from any liability to such Baylor Indemnified Party or VLTS Indemnified Party other than any liability directly resulting from the delay. After receiving notice of said action, AVS is entitled to participate in the defense therein, and may elect to assume the defense thereof by promptly notifying the Baylor Indemnified Party and VLTS Indemnified Party in writing and by selecting counsel reasonably satisfactory to such Baylor Indemnified Party and VLTS Indemnified Party.  After the Baylor Indemnified Party and VLTS Indemnified Party has received notice of AVS’ election to assume the defense of said action and has approved AVS’ counsel, AVS will not be liable to such Baylor Indemnified Party and VLTS Indemnified Party under Section 6.6 for any legal or other expenses subsequently incurred by the Baylor Indemnified Party or VLTS Indemnified Party in connection with the defense thereof unless (i) such Baylor Indemnified Party or VLTS Indemnified Party in any action has reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to AVS, in which case such Baylor Indemnified Party or VLTS Indemnified Party shall have the right to select separate counsel to assume said legal defenses and to otherwise participate in the defense of said action on behalf of such Baylor Indemnified Party or VLTS Indemnified Party, (ii) AVS shall not have employed counsel reasonably satisfactory to the Baylor Indemnified Party or VLTS Indemnified Party to represent such Baylor Indemnified Party or VLTS Indemnified Party within a reasonable time after notice of commencement of the action or (iii) AVS has authorized the employment of counsel for such Baylor Indemnified Party or VLTS Indemnified Party at the expense of AVS.

(b)                                 Neither a Baylor Indemnified Party nor VLTS Indemnified Party nor AVS shall settle any action covered by Section 6.6 without first obtaining the consent of the other parties, which consent will not be unreasonably withheld.

(c)                                  Each Party’s indemnity obligations under this Agreement shall survive the termination of this Agreement, regardless of how this Agreement is terminated.

6.8                                 Insurance.  AVS shall, for so long as AVS manufactures, uses or sells any Licensed Products or VLTS Licensed Products, maintain in full force and effect policies of (i) worker’s compensation insurance within statutory limits, (ii) employers’ liability insurance with limits of not less than one million dollars ($1,000,000) per occurrence, (iii) general liability insurance (with Broad Form General Liability endorsement) with limits of not less than one million dollars ($1,000,000) per occurrence with an annual aggregate of two million dollars ($2,000,000) and (iv) at the appropriate time, products liability insurance, with limits of not less than one million dollars ($1,000,000) per occurrence with an annual aggregate of five million dollars ($5,000,000).  Such coverage(s) shall be purchased from a carrier or carriers reasonably deemed acceptable to BAYLOR and shall name BAYLOR as an additional insured.  Upon request by BAYLOR and VLTS, AVS shall provide to BAYLOR and VLTS, as the case may be, copies of said policies of insurance.

6.9                                 AVS Acknowledgment.  AVS understands that there is no assurance that any patents included in the Jointly Owned Patent Rights, Sublicensed Patent Rights or the VLTS Patent Rights or any patent application subsequently filed on the Licensed Subject Matter or VLTS Licensed Subject Matter will actually be issued or, if issued, will be held not invalid by a court of competent jurisdiction.

ARTICLE 7

PROTECTION OF PROPERTY RIGHTS

7.1                                 VLTS Determination to File.  VLTS shall decide whether to file United States and foreign patent applications, continue prosecution of any patent applications or to maintain any patent application or patent regarding the VLTS Licensed Subject Matter or Licensed Subject Matter; provided that such Licensed Subject Matter does not include Baylor Improvements.  VLTS will notify AVS of its decisions regarding the patent applications and patents.

7.2                                 BAYLOR Determination to File.  In cases where Licensed Subject Matter includes Baylor Improvements, BAYLOR shall decide whether to file United States and foreign patent applications, continue prosecution of any patent applications or to maintain any patent application or patent regarding such Licensed Subject Matter.  BAYLOR will notify AVS of its decisions regarding such patent applications and patents.

7.2                                 Patent Costs.  VLTS and AVS (in the case of Baylor Improvements) agree to pay all costs, incident to the United States and foreign applications, patents and like protection that it elects to pursue at its sole discretion, including all costs incurred for filing, prosecution, issuance and maintenance fees as well as any costs incurred in filing continuations, continuations in-part, divisionals or related applications and any re-examination or reissue proceedings.

7.3                                 AVS and BAYLOR Right to Assume Filing.  For the Licensed Subject Matter that does not contain Baylor Improvements, if VLTS decides not to continue prosecution of a patent application to issuance or maintain any United States or foreign patent application or patent on technology within such Licensed Subject Matter, VLTS shall timely notify AVS in writing in order that AVS may file United States and appropriate foreign applications and continue prosecution or maintenance of such patent applications at its own expense.  Notwithstanding AVS’ assumption of the patent prosecution or maintenance, VLTS retains the right to practice the invention that is the subject of the applicable patent.  If AVS also decides not to continue prosecution of a patent application to issuance or maintain any

United States or foreign patent application or patent within such Licensed Subject Matter, AVS shall timely notify BAYLOR in writing in order that BAYLOR may file United States and foreign applications and continue prosecution or maintenance of such patent applications at its own expense.  Whether or not AVS decides to assume the prosecution of any application, AVS shall retain right to use the rights licensed hereunder subject to the terms hereof.

7.4                                 AVS Right to Assume Filing.  In those cases that Licensed Subject Matter includes Baylor Improvements, if BAYLOR decides not to continue prosecution of a patent application to issuance or maintain any United States or foreign patent application or patent on technology within such Licensed Subject Matter, BAYLOR shall timely notify AVS in writing in order that AVS may file United States and appropriate foreign applications and continue prosecution or maintenance of such patent applications at its own expense.  Whether or not AVS decides to assume the prosecution of any application, AVS shall retain right to use the rights licensed hereunder subject to the terms hereof.

7.5                                 Information Regarding Filings.  (i) VLTS agrees to keep AVS and BAYLOR fully informed, at VLTS’ expense, of prosecutions of Licensed Subject Matter that does not contain Baylor Improvements pursuant to this Article 7 including submitting to AVS and BAYLOR copies of all official actions and responses thereto; provided, however, AVS and BAYLOR shall be responsible for any of their expenses including attorneys’ fees that AVS or BAYLOR incurs in reviewing and commenting on the information AVS or BAYLOR receives from VLTS.  As per Section 7.3, VLTS shall notify AVS and BAYLOR regarding any abandonment of the prosecution of the patents and (ii) in those cases that Licensed Subject Matter includes Baylor Improvements, BAYLOR agrees to keep AVS fully informed, at AVS’ expense, of prosecutions of such Licensed Subject Matter pursuant to this Article 7 including submitting to AVS copies of all official actions and responses thereto.  As per Section 7.4, BAYLOR shall notify AVS regarding any abandonment of the prosecution of such patents.

7.6                                 Cooperation.  AVS, VLTS and BAYLOR agree to reasonably cooperate with the other parties to whatever extent is reasonably necessary to procure patent protection of any rights, including fully agreeing to execute any and all documents to provide AVS the full benefit of the licenses granted herein.

7.7                                 Confidentiality.  Each party shall use its best efforts to maintain and assure the confidentiality of the Confidential Information disclosed to it by the other parties; provided, however, none of the parties shall have an obligation of confidentiality with respect to Confidential Information that:

(a)                                  at the time of its disclosure or thereafter is disclosed in a publicly available document through no fault of the receiving party;

(b)                                 at the time of its disclosure is, or thereafter becomes without fault of the receiving party, part of the public domain;

(c)                                  was in the possession of the receiving party prior to disclosure by the disclosing party hereunder, except if received in conjunction with the transactions contemplated under this Agreement, and was not acquired directly or indirectly from any third party under obligation of confidentiality to the disclosing party;

(d)                                 subsequent to its disclosure, is obtained from a third party not subject to a contractual or fiduciary obligation for confidentiality to the disclosing party;

(e)                                  is required by court or governmental order, law or regulation to be disclosed; or

(f)                                    if BAYLOR Confidential Information is disclosed pursuant to any research grant relating to the Licensed Subject Matter from a non-commercial granting entity, such as grants from the United States Department of Health and Human Services and other governmental and private non-profit agencies; provided, however, that AVS be notified of the terms of such research grant applications within sixty (60) days after submission of such research grant.

7.7                                 Permitted Disclosure.  Notwithstanding the foregoing, the parties understand and agree that AVS may, to the extent it deems necessary or appropriate, disclose the Licensed Subject Matter and VLTS Licensed Subject Matter to potential licensees, purchasers, investors, joint ventures and the like, but AVS agrees to make such disclosures subject to a satisfactory confidentiality agreement.

ARTICLE 8

RIGHTS IN ADDITIONAL RESEARCH

8.1                                 The parties acknowledge that AVS may support research on the Licensed Subject Matter in laboratories and facilities at BAYLOR that are under the direct personal supervision of the Baylor Founders and that said research may result in discoveries or inventions (“Funded Technology”) that are not included within the definition of Licensed Subject Matter transferred by this Agreement.  Nothing in this Agreement shall be deemed to allocate rights or ownership of any Funded Technology, and any rights to Funded Technology shall be determined by a separate written agreement.

ARTICLE 9

INFRINGEMENT

                                                9.1                                 Notice and Right To Bring Suit.  Each party shall promptly inform the other of any suspected infringement of any  Licensed Subject Matter rights or misuse, misappropriation, theft or breach of confidence of other Licensed Subject Matter licensed hereunder in the Field of Interest by a third party.  With respect to such activities as are suspected, VLTS shall have the right, but not the obligation, to institute an action for infringement, misuse, misappropriation, theft or breach of confidence of the proprietary rights against such third party.  If VLTS fails to bring such action proceedings within a period of three (3) months after receiving notice or otherwise having knowledge of such infringement, then AVS shall have the right, but not the obligation, to prosecute at its own expense any such claim. If AVS fails to bring such action  within a period of three (3) months after receiving notice or otherwise having knowledge of such infringement, then BAYLOR shall have the right, but not the obligation, to prosecute at its own expense any such claim.  Should any of BAYLOR, VLTS or AVS commence suit under the provisions of this Article 9 and thereafter elect to abandon the same, it shall give timely notice to the other parties who may, if they so desire, continue prosecution of such suit.  All recoveries, whether by judgment, award, decree or settlements, from infringement or misuse of Licensed Subject Matter shall be apportioned as follows: the party bringing the suit shall first recover an amount equal to two (2) times the costs and expenses incurred by such party directly related to the prosecution of such action.  The remainder, if concerning Licensed Subject Matter, shall be divided equally among AVS, VLTS and BAYLOR.  Each party agrees to cooperate with any party bringing suit, at the expense of the party bringing suit, including being joined as a party to such suit if necessary to prosecute such action; provided, however that BAYLOR shall have the right, but not the obligation, to join in such an action.  No party shall settle any action under this Section 9.1 without the consent of BAYLOR and VLTS, such consent not to be unreasonably withheld, where such settlement may affect patent validity, enforceability, infringement or interpretation.

9.2                                 Disclaimer of Liability.  Neither BAYLOR nor VLTS shall be liable for any losses incurred as the result of an action for infringement brought against AVS as the result of AVS’ exercise of any right granted under this Agreement.

9.3                                 Enforcement of VLTS Licensed Subject Matter.  VLTS shall have no obligation to prosecute or enforce any patent rights or any misuse, misappropriation or theft of breach of confidence claims with respect to VLTS Licensed Subject Matter.  All such enforcement or prosecution activities shall be within VLTS’ sole discretion.

ARTICLE 10

INDEPENDENT CONTRACTOR STATUS

10.1  The parties hereby acknowledge and agree that each is an independent contractor and that none of the parties shall be considered to be the agent, representative, master or servant of the other party for any purpose whatsoever, and that none of the parties has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other party. Nothing in this relationship shall be construed to create a relationship of joint ventures, partnerships, fiduciary or other similar relationships among the parties.

ARTICLE 11

TERM AND TERMINATION

11.1                           Term.  Unless sooner terminated as otherwise provided herein, the licenses granted herein pursuant to Article 2 shall terminate on the later of (i) the date of expiration of the last of the Jointly Owned Patent Rights, Sublicensed Patent Rights or VLTS Patent Rights licensed hereunder to expire and (ii) in the event no patents included within the Licensed Subject Matter or VLTS Licensed Subject Matter issue, the first date following the twelfth (12th) anniversary of the First Commercial Sale.

11.2                           Automatic Termination.  This Agreement shall be terminated automatically in any one or more of the following circumstances:

(a)                                  the assets of AVS are seized or attached, in conjunction with any action against them by any third party, and such seizure or attachment is not abated within ninety (90) days;

(b)                                 AVS is dissolved, or a sale of all or substantially all of the assets of AVS pursuant to a liquidation not approved in writing by BAYLOR and VLTS is made; or

(c)                                  a breach of Section 13.1 or Section 13.2.

11.3                           Termination Upon Breach.  Each of BAYLOR and VLTS may terminate this Agreement with respect to their respective grants hereunder if AVS fails to perform any of its material obligations under this Agreement and fails to remedy the default within thirty (30) days after being given written notice of the specific failure or default and termination by BAYLOR or VLTS; however, if the default is susceptible of being cured but the cure cannot be reasonably completed within the thirty-day (30-day) period, this Agreement may only be terminated if AVS fails to promptly commence and thereafter diligently prosecute actions to cure the default.

11.4                           Termination Upon Failure to Obtain Financing.  Each of BAYLOR and VLTS may terminate this Agreement with respect to their respective grants hereunder if AVS fails to secure, in the aggregate, at least two million five hundred thousand dollars ($2,500,000) in financing within two (2) years of the Effective Date.

11.5                           AVS Right to Terminate.  AVS, upon  one hundred eighty (180) days prior written notice to BAYLOR and VLTS, may terminate this Agreement with respect to any of their respective grants hereunder with or without cause.

11.6                           Effect of Termination. If this Agreement is terminated pursuant to Sections 11.2, 11.3 or 11.4, then:

(a)                                  any and all rights in and to the Licensed Subject Matter shall revert to BAYLOR and VLTS in the case of Jointly Owned Patent Rights, to VLTS in the case of Sublicensed Patent Rights or to BAYLOR in the case of Baylor Improvements;

(b)                                 any and all rights in and to the VLTS Licensed Subject Matter shall revert to VLTS;

(c)                                  all grants and licenses made by BAYLOR and VLTS to AVS pursuant to this Agreement shall automatically terminate;

(d)                                 AVS will deliver to BAYLOR and VLTS, as the case may be, within ten (10) days of termination all copies in its possession or control of all documents and other tangible information that contain the Licensed Subject Matter and/or VLTS Licensed Subject Matter;

(e)                                  AVS agrees to execute all instruments as BAYLOR may reasonably request that are necessary to reinvest any licensed rights in BAYLOR;

(f)                                    AVS, subject to Article 7, shall have an obligation to maintain the confidentiality of all Licensed Subject Matter and VLTS Licensed Subject Matter;

(g)                                 AVS shall have thirty (30) days to complete the manufacture and ninety (90) days to complete the sale or license of any Licensed Products and VLTS Licensed Products in stock or in the course of manufacture at the time of termination, all subject, however, to payments of royalty and accounting as provided herein, even if such royalty obligations arise from transactions subsequent to the effective date of termination.

11.7                           Obligation to Pay Accrued Royalties.  AVS’ obligation to pay royalties accruing before the termination date, keep records and allow a final audit shall survive termination.

11.8                           Stock Remains Outstanding.  The AVS Common Stock issued or other consideration paid pursuant to this Agreement or the ownership thereof shall not be affected by any termination hereof, regardless of the reason for, or the timing of, such termination.

11.9                           Survival of Accrued Liabilities.  Except as expressly provided herein, no party hereunder shall be discharged or relieved from any liability or obligation existing prior to such termination.

11.10                     Survival of Sublicenses.  In the event that the license granted to AVS under this Agreement is terminated, any granted sublicenses shall remain in full force and effect as direct license from BAYLOR and VLTS to each sublicensee(s); provide, however, that such sublicensee(s) agree to abide by all of the terms of this Agreement.

ARTICLE 12

GOVERNMENTAL COMPLIANCE

12.1                           Compliance With Laws.  AVS shall at all times during the term of this Agreement and for so long as it shall sell Licensed Products or VLTS Licensed Products comply and cause its sublicensees to comply with all Applicable Laws that may control the import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of Licensed Products, VLTS Licensed Products or any other activity undertaken pursuant to this Agreement.

12.2                           Required Letter of Assurance.  AVS understands and agrees that before BAYLOR and VLTS shall be required to perform any obligation hereunder that shall be subject to Applicable Laws, AVS shall first provide BAYLOR and VLTS with any letter of assurance or other certification that may be required to comply with the Applicable Laws of any agency or instrumentality having jurisdiction. For example and not by limitation, this includes United States import and export regulations, Food & Drug Administration regulations, Department of Agriculture regulations, environmental regulations and recombinant DNA regulations.

12.3                           Further Acts.  Each party shall reasonably assist the other, execute any required documentation and take such other action as may be reasonably necessary to allow a party to perform its obligations under this Agreement in accordance with all Applicable Laws.

12.4                           Failure to Obtain Governmental Approvals.  Inability or failure, if any, of AVS to secure any necessary government license or approval shall not entitle AVS to terminate this Agreement or to obtain any form of relief, credit, rebate or recovery from BAYLOR or VLTS.

12.5                           Compliance Costs.  AVS shall be responsible for any and all expenses, costs, fees, duties or taxes necessary to comply with government orders, formalities, rules, regulations and laws.

ARTICLE 13

ASSIGNMENT AND LICENSING

13.1                           Assignment.  AVS may not assign or attempt to assign any rights under this Agreement, except in connection with the sale of substantially all of its assets, without the prior written consent of both BAYLOR and VLTS, which consent shall not be unreasonably withheld.

13.2                           License.  Except as expressly permitted by the Agreement, AVS may not license or attempt to license any rights under this Agreement without the prior written consent of both BAYLOR and VLTS, which consent shall not be unreasonably withhold.

13.3                           Preexisting Agreements.  This Agreement shall not supersede any preexisting agreement BAYLOR and VLTS have with a third party in the event that this Agreement is assigned by AVS to that third party, even if BAYLOR and VLTS have consented to the assignment.

ARTICLE 14

PUBLICITY

14.1                           No party shall use the name, logotypes or symbols of the other parties or the name of any employee, faculty, staff, director, trustee, officer, affiliate or associate of the other parties for publication or advertising purposes, except with the written consent of the applicable party.

ARTICLE 15

ADDRESSES

15.1                           Payments.

(a)                                  All payments to BAYLOR shall be made payable to “Baylor College of Medicine” and all payments and reports to BAYLOR shall be sent to the address below:

BAYLOR Tax ID #: 74-1613878

Director, Office of Technology Administration

Baylor College of Medicine

1709 Dryden Road, Suite 901

Houston, TX  77030

(b)                                 All payments to VLTS shall be made payable to “Valentis, Inc.” and all payments and reports to VLTS shall be sent to the address below:

Valentis, Inc.

863A Mitten Road

Burlingame, CA  94010

15.2                           Notices.  All notices or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by United States Postal Service certified mail, return receipt requested, postage prepaid, or via overnight courier, addressed to it at its address below or as it shall designate by written notice given to the other party:

In the case of BAYLOR:	With a copy to:
Senior Vice President & General Counsel	Director, Office of Technology Administration
Baylor College of Medicine	Baylor College of Medicine
One Baylor Plaza	1709 Dryden Road, Suite 901
Houston, TX 77030	Houston, TX 77030

In the case of VLTS:
Legal Department
Valentis, Inc.
863A Mitten Road
Burlingame, CA 94010

In the case of AVS:
President
Applied Veterinary Systems, Inc.
1709 Dryden Road, Suite 901
Houston, TX 77030

ARTICLE 16

MISCELLANEOUS

16.1                           Further Acts.  Without further consideration, BAYLOR and VLTS each hereby agree to execute and deliver, and BAYLOR agrees to cause its officers, trustees, employees, and agents to execute and deliver, such other instruments, and to take such other action as AVS hereunder may reasonably request to more effectively convey and transfer to and vest in AVS, and to put AVS in possession of, the rights granted hereunder, and to assist AVS in the recordation of same as necessary, all in such form and substance as AVS may reasonably request and at AVS’ expense.

16.2                           Binding On Successors.  This Agreement shall be binding upon and shall inure to the benefit of the legal representatives, administrators, successors, permitted assigns and licensees of the parties hereto.

16.3                           Governing Law.  This Agreement shall be deemed to be subject to, and have been made under, and shall be construed and interpreted in accordance with the laws of the State of Texas. This Agreement is expressly acknowledged to be subject to all federal laws including but not limited to the Export Administration Act of the United States of America. No conflict-of-laws rule or law that might refer such construction and interpretation to the laws of another state, republic, or country shall be considered.

16.4                           Consent to Jurisdiction.  This Agreement is performable in part in Harris County, Texas, and the parties mutually agree that personal jurisdiction and venue shall be proper in the state and federal courts situated in Harris County, Texas, and agree that any litigated dispute will be conducted solely in such courts.

16.5                           Severability.  If any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of its parties hereto, in a final unappealed order to be in violation of any law, rule or regulation in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the parties hereto.

16.6                           Entire Agreement.  The terms and conditions herein contained, including all the schedules hereto, and all the agreements referenced herein, or contemplated by any of such agreements constitute the entire agreement between the parties and supersede all previous communications whether oral or written between the parties hereto with respect to the Licensed Subject Matter and VLTS Licensed Subject Matter hereof, and no previous agreement or understanding varying or extending the same shall be binding upon any of the  parties hereto.

16.7                           No Waiver.  The parties covenant and agree that if a party fails or neglects for any reason to take advantage of any of the terms herein or if a party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by such party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof.  None of the terms, covenants and conditions of this Agreement may be waived by a party except by its written consent.

16.8                           Survival.  The provisions, rights and obligations set forth in Articles 1, 3, 4, 5, 6, 7, 8, 9, 10, 12, 13, 14, 15 and 16, and Sections 2.1, 2.2 and 2.3 (insofar as Section 2.1, 2.2 and 2.3 pertain to Licensed Products or VLTS Licensed Products), and 11.6, along with any other obligations and rights that by their terms survive termination, shall survive the termination of this Agreement.

16.9                           Amendment.  No amendment or modification to this Agreement shall be effective unless it is in writing and signed by duly authorized representatives of both parties.

16.10                     Construction.  The parties acknowledge that each party has received and reviewed this Agreement and that normal rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits thereto.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Effective Date.

BAYLOR COLLEGE OF MEDICINE			APPLIED VETERINARY SYSTEMS, INC.

Name:	/s/ W. Dalton Tomlin		Name:	/s/ William A. McMinn
	W. Dalton Tomlin			William A. McMinn

Title:	Senior Vice President &		Title:	Vice President
General Counsel

VALENTIS, INC.

Name:	/s/ Margaret M. Snowden

Title:	VP, Intellectual Property & Legal Affairs

Date:	07/14/00

5/16/00	VLTS	OTA 98-24, 98-25, 98-36

Schedule 1.6

BAYLOR FOUNDERS

1.                                       Robert Schwartz

2.                                       Bert W. O’Malley

3.                                       Ruxandra Draghia-Akli

4.                                       Xuyang Li

1

Schedule 3.6

DISTRIBUTION OF SHARES OF COMMON STOCK

NAME	NUMBER OF COMPANY SHARES ISSUED

Baylor College of Medicine	329,999

Robert Schwartz	146,878

Bert W. O’Malley	123,872

Ruxandra Draghia-Akli	30,084

Xuyang Li	2,500

1